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                          APACHE MEDICAL SYSTEMS, INC.
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)



                                                          Three months       Six months
                                                             ended             ended
                                                          June 30, 1996     June 30, 1996
                                                          -------------     -------------
Income applicable to common shares:

Net loss                                                    $     (717)       $  (1,668)

Increase in earnings resulting from conversion of
  convertible debt (1)                                              91              182
                                                          -------------     -------------

      Loss applicable to common shares                      $     (626)       $  (1,486)
                                                          =============     =============

Weighted average common shares outstanding:

  Weighted average number of common
    shares outstanding  (2)                                      1,076            1,076

  Assuming conversion of preferred shares                        3,373            3,365

  Assuming conversion of convertible debt                          122              122

  Cheap stock options and warrants (1)                              75               75
                                                          -------------     -------------


      Weighted average common shares                             4,646            4,638
                                                          =============     =============


  Loss per common share                                     $    (0.13)       $   (0.32)
                                                          =============     =============



(1) Assumes the conversion took place January 1, 1996, or the date of the issuance of the convertible debt if later.

(2) After considering the 1 for 2.86 reverse stock split effective June 18, 1996.